Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER INC. REPORTS FISCAL 2020 SECOND-QUARTER RESULTS

CHARLOTTE, N.C., Feb. 4, 2020 – Premier Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2020 second quarter ended Dec. 31, 2019.

All results presented in this press release reflect continuing operations following completion of the sale and exit of the Specialty Pharmacy business on June 7, 2019.

Q2 2020 Highlights:

•

GAAP net revenue increased 4% to $319.6 million from $307.6 million a year ago; Supply Chain Services segment revenue increased 9% to $232.6 million from $212.7 million a year ago; and Performance Services segment revenue decreased 8% to $87.0 million from $94.9 million a year ago.

•	GAAP net income was $91.6 million, compared with $105.8 million a year ago; diluted loss per share was $6.88 compared with income of $0.70 per share a year ago.

•	Non-GAAP adjusted EBITDA* increased 4% to $148.4 million from $142.9 million a year ago.

•

Non-GAAP adjusted fully distributed net income* increased 2% to $90.8 million from $89.2 million a year ago and non-GAAP adjusted fully distributed earnings per share increased 10% to $0.74 from $0.67.

•

During the six months ended Dec. 31, 2019, Premier repurchased approximately 4.6 million shares of Class A common stock at an average price of $32.25 per share as part of its previously authorized $300.0 million Class A stock repurchase program.

•

Premier separately announced today that it has entered into a definitive agreement to acquire substantially all the assets and certain liabilities of Acurity, Inc. and Nexera, Inc., two indirect wholly owned subsidiaries of the Greater New York Hospital Association, for total consideration of approximately $291.5 million. A contingent payment to the sellers of up to $30.0 million may be made in FY2025 based on Premier’s achievement of a range of member renewals on terms to be agreed to by Premier and the sellers based on prevailing market conditions in December 2023. Acurity is a regional group purchasing organization (GPO) serving more than 300 hospitals and 2,700 health-related facilities in the New York tri-state area. Nexera is a hospital financial improvement consulting firm that also manages and co-manages supply chain operations for a number of Acurity clients.

*	Descriptions of non-GAAP financial measures are provided below under “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

“We again achieved solid performance in the fiscal second quarter, underscored by steady growth in our Supply Chain Services segment that more than offset continued softness in the Performance Services segment,” said Susan DeVore, chief executive officer. “As anticipated, Performance Services continued to be impacted by reduced revenue from our CMS government contract, investments in our new strategies and the ongoing political and regulatory uncertainty impacting other areas of the business.

Premier Inc. FY’20 Q2 Results

“We remain financially and operationally focused on leveraging Premier’s unique, integrated and expanding supply chain, technology and consulting capabilities to continue driving steady profitable growth across our businesses by providing our members with a customized and integrated total-value proposition that drives a compelling total return on their investment in our relationship,” DeVore added. “We believe our superior service levels, longstanding relationships and the outstanding value that we deliver for our members have been the primary drivers of our high GPO retention rate, which has averaged in the mid- to high-90 percent range over the past decade.”

Results of Operations for the Second Quarter of Fiscal 2020

Consolidated Second-Quarter Financial Highlights
	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands, except per share data)	2019	2018	% Change	2019	2018	% Change
Net Revenue (a):
Supply Chain Services:
Net administrative fees	$172,114	$165,695	4%	$344,517	$327,695	5%
Other services and support	2,482	2,826	(12)%	5,043	4,037	25%

Services	174,596	168,521	4%	349,560	331,732	5%
Products	58,040	44,214	31%	106,161	87,873	21%

Total Supply Chain Services (a)	232,636	212,735	9%	455,721	419,605	9%
Performance Services (a)	86,970	94,854	(8)%	166,295	180,586	(8)%

Total (a)	$319,606	$307,589	4%	$622,016	$600,191	4%

Net income from continuing operations	$91,575	$105,811	(13)%	$162,514	$189,183	(14)%
Net (loss) income from continuing operations attributable to stockholders	$(444,002)	$694,370	nm	$279,536	$13,604	nm
Adjusted net (loss) income from continuing operations (b)	$(444,002)	$93,032	nm	$139,573	$13,604	nm
Weighted average shares outstanding:
Basic	64,552	59,876	nm	63,668	56,548	nm
Diluted	64,552	133,672	nm	124,831	57,584	nm
(Loss) earnings per share attributable to stockholders from continuing operations:
Basic	$(6.88)	$11.60	nm	$4.39	$0.24	nm
Diluted (b)	$(6.88)	$0.70	nm	$1.12	$0.24	nm

NON-GAAP FINANCIAL MEASURES:
Adjusted EBITDA: (a) (c)
Supply Chain Services	$147,959	$135,026	10%	$297,870	$271,336	10%
Performance Services	29,967	37,100	(19)%	50,343	67,675	(26)%

Total segment adjusted EBITDA	177,926	172,126	3%	348,213	339,011	3%
Corporate	(29,521)	(29,182)	1%	(59,552)	(56,541)	5%

Total (a)	$148,405	$142,944	4%	$288,661	$282,470	2%

Adjusted fully distributed net income (c)	$90,774	$89,248	2%	$176,760	$177,001	—%
Earnings per share on adjusted fully distributed net income - diluted (a) (c)	$0.74	$0.67	10%	$1.42	$1.32	8%

(a)	Bolded measures correspond to company guidance.
(b)

Earnings per share attributable to stockholders excludes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be dilutive. Likewise, earnings per share attributable to stockholders includes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be antidilutive.

(c)	See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

For the fiscal second quarter ended Dec. 31, 2019, Premier generated GAAP net revenue of $319.6 million, an increase of 4% from $307.6 million for the same period a year ago.

Premier Inc. FY’20 Q2 Results

GAAP net income for the fiscal second quarter was $91.6 million, compared with $105.8 million a year ago. The decrease was primarily driven by an increase in income tax expense, most of which is attributable to the remeasurement of deferred tax balances related to a change in North Carolina’s state income tax law, resulting in a reduction of future income tax benefits, as well as ongoing strategic investments in the Performance Services segment. This was partially offset by increased net administrative fees and products revenue. In accordance with GAAP, fiscal 2020 and 2019 second-quarter net income attributable to stockholders includes non-cash adjustments of $(480.2) million and $651.7 million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments resulted primarily from changes in the number of Class B common units outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, the company reported a net loss attributable to stockholders of $444.0 million, or $6.88 per diluted share, compared with net income of $694.4 million, or $0.70 per diluted share, a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Fiscal second-quarter non-GAAP adjusted EBITDA of $148.4 million increased 4% from $142.9 million for the same period the prior year.

Non-GAAP adjusted fully distributed net income for the fiscal second quarter of $90.8 million increased 2% from $89.2 million for the same period a year ago. Non-GAAP adjusted fully distributed earnings per share increased to $0.74 from $0.67 for the same period a year ago. Adjusted fully distributed earnings per share is a non-GAAP financial measure that represents net income, adjusted for non-recurring and non-cash items, attributable to all stockholders as if all Class B stockholders exchanged their Class B common units and associated Class B common shares for Class A common shares.

Segment Results

Supply Chain Services

For the fiscal second quarter ended Dec. 31, 2019, Supply Chain Services segment net revenue of $232.6 million increased 9% from $212.7 million a year ago. Net administrative fees revenue of $172.1 million increased 4% from $165.7 million a year ago, primarily due to continuing contract penetration driven in part by the company’s high-compliance portfolio programs and revenue from recently added contract categories and suppliers.

Products revenue of $58.0 million increased 31% from $44.2 million a year ago, primarily driven by continued expansion of commodity product categories, growth in sales of U.S. Foods products and aggregated purchases.

Supply Chain Services segment non-GAAP adjusted EBITDA for the fiscal 2020 second quarter of $148.0 million increased 10% from $135.0 million for the same period a year ago, primarily driven by growth in net administrative fees and products revenue.

Performance Services

For the fiscal second quarter ended Dec. 31, 2019, Performance Services segment net revenue of $87.0 million decreased 8% from $94.9 million for the same quarter a year ago. As anticipated, the segment experienced lower revenue associated with the renewed CMS government contract at reduced rates, fewer consulting engagements relative to the prior year, when multiple engagements were underway in conjunction with the earlier recruitment of several academic medical centers, and timing of certain contracts in the applied sciences business. This was partially offset by certain new licensed and SaaS technology contracts in the quarter and growth in clinical decision support technology revenues.

Premier Inc. FY’20 Q2 Results

Performance Services segment non-GAAP adjusted EBITDA for the fiscal 2020 second quarter of $30.0 million decreased 19% from $37.1 million for the same period a year ago. The decrease was primarily due to lower revenue and ongoing strategic investments in the company’s high-value care network and clinical decision support technology.

Results of Operations for the Six Months Ended Dec. 31, 2019

For the six months ended Dec. 31, 2019, GAAP net revenue of $622.0 million increased 4% from $600.2 million for the same period a year ago.

For the six-month period, GAAP net income totaled $162.5 million, compared with $189.2 million for the same period a year ago. Fiscal 2020 and 2019 six-month GAAP net income attributable to stockholders required non-cash adjustments of $214.2 million and $(56.5) million, respectively, to reflect changes in redemption value of the limited partners Class B common unit ownership at the end of each period. These non-cash adjustments resulted primarily from changes in the number of Class B common units outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, the company reported net income attributable to stockholders of $279.5 million compared with $13.6 million a year ago. On a diluted per-share basis, net income totaled $1.12 compared with $0.24 for the same period a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

For the six months ended Dec. 31, 2019, non-GAAP adjusted EBITDA of $288.7 million increased 2% from $282.5 million for the same period last year. Non-GAAP adjusted fully distributed net income of $176.8 million remained relatively unchanged from $177.0 million, while non-GAAP adjusted fully distributed earnings per share of $1.42, increased 8% from $1.32.

Supply Chain Services segment net revenue for the first six months of fiscal 2020 of $455.7 million increased 9% from $419.6 million a year earlier. Supply Chain Services segment adjusted EBITDA of $297.9 million increased 10% from $271.3 million for the prior year.

Performance Services segment net revenue for the six months of fiscal 2020 of $166.3 million decreased 8% from $180.6 million a year earlier. Segment adjusted EBITDA of $50.3 million decreased 26% from $67.7 million for the prior year.

Cash Flows and Liquidity

Net cash provided by operating activities was $217.0 million for the six months ended Dec. 31, 2019, compared with $210.2 million for the same period last year. The increase was primarily driven by higher net administrative fees and product revenue and an increase in working capital primarily driven by increased cash collections on contract assets. This was partially offset by decreased Performance Services segment revenue and increased selling, general and administrative expenses comprised of higher acquisition- and disposition-related expenses and expenses associated with certain strategic initiatives. At Dec. 31, 2019, the company’s cash and cash equivalents totaled $111.6 million, compared with $141.1 million at June 30, 2019. At Dec. 31, 2019, the company had an outstanding balance of $50.0 million on its five-year, $1.0 billion revolving credit facility, which was subsequently repaid in the current quarter.

Premier Inc. FY’20 Q2 Results

Non-GAAP free cash flow for the six months ended Dec. 31, 2019 was $127.9 million, or 44% of non-GAAP adjusted EBITDA, compared with $114.7 million, or 41% of non-GAAP adjusted EBITDA, for the same period a year ago. The increase primarily resulted from the same factors contributing to the increase in net cash provided by operating activities, as well as decreased purchases of property and equipment and decreased distributions to limited partners due to change in ownership. The company defines free cash flow as cash provided by operating activities less quarterly tax distributions and annual TRA payments to limited partners and purchases of property and equipment (see free cash flow reconciliation to net cash provided by operating activities in the tables section of this press release).

The company repurchased a total of approximately 3.5 million shares during the fiscal second quarter for $112.8 million at an average price of $31.80 per share. For the first six months of fiscal 2020, Premier repurchased a total of $148.6 million in Class A common stock at an average price of $32.25 per share. The repurchase authorization may be expanded, suspended, delayed or discontinued at any time at the discretion of the Board of Directors.

Acquisition of Acurity and Nexera Businesses from the Greater New York Hospital Association

Premier separately announced today that it has reached a definitive agreement to acquire substantially all the assets and certain liabilities of Acurity, Inc. and Nexera, Inc., two indirect wholly owned subsidiaries of the Greater New York Hospital Association (GNYHA), for total consideration of approximately $291.5 million. Under terms of the agreement, Premier will pay the sellers $125.0 million for Acurity and Nexera at close and another $120.0 million over four years, payable in $30.0 million increments each year between FY2021 and FY2024. The purchase price includes a payment of approximately $46.5 million for the discounted present value of the expected Tax Receivable Agreement value for all Premier Class B Common Units that will be exchanged by GNYHA through November 2, 2020, of which $41.1 million will be paid at close and an estimated $5.4 million will be paid when a final calculation can be made. Separately, a contingent payment opportunity to GNYHA of up to $30.0 million may be made in FY2025 based on Premier’s achievement of a range of member renewals on terms to be agreed to by Premier and the sellers based on prevailing market conditions in December 2023.

DeVore said: “These transactions solidify our strong, mutually beneficial and long-standing relationship with GNYHA’s member hospitals. The addition of Acurity, a regional group purchasing organization enables Premier to work directly with Acurity’s more than 300 hospital members, secure five-year contract extensions with no early termination provision and retain significant existing revenue streams. With Nexera, we expect to benefit from its supply chain co-management and consulting assets and talent, which we expect will accelerate our end-to-end enterprise supply chain strategy.”

Under terms of the agreement, Premier will receive 100% of the revenue generated by Nexera and 100% of the gross administrative fees generated by Acurity, sharing fees directly with Acurity’s underlying members in accordance with those members contracts. On a pro forma basis, Premier expects aggregate contracted net administrative fee share payments to members acquired through Acurity to be consistent with Premier’s overall aggregate administrative fee share in the mid-30% range. In addition, in connection with the restructuring of its contract portfolio ahead of this transaction, Acurity agreed to provide one-time rebates to certain Acurity members based on their pre-closing purchasing volume. Premier has concluded that it is required to treat these payments as prepaid contract administrative fee share and amortize them over the life of the acquired contracts on Premier’s financial statements. When considering the non-cash amortization of these payments, the effective administrative fee share expense to Acurity members under the acquired contracts averages in the low 50% range.

Premier Inc. FY’20 Q2 Results

The anticipated financial impact of the transaction, which is expected to close on or about February 28, 2020, has been factored into the guidance update provided below.

Fiscal 2020 Outlook and Guidance

Based on results for the six months ended Dec. 31, 2019, management’s current expectations for the remainder of fiscal 2020, the realization in all material respects of the underlying guidance assumptions, and the anticipated financial impact of the acquisitions of the Acurity and Nexera businesses, the company has updated guidance as follows:

•

Supply Chain Services segment revenue increases to a range of $895.0 million to $930.0 million, indicating anticipated year-over-year growth of 5% to 9%. This outlook assumes stronger-than-previously-anticipated growth in net administrative fees and products revenue, which now project year-over-year growth at 2% to 6% percent and 11% to 15%, respectively. Revenue is not expected to be materially impacted by the Acurity and Nexera business acquisitions.

•

Performance Services segment revenue decreases to a range of $340.0 million-to-$354.0 million, indicating an anticipated year-over-year decline of 2% to 6%, resulting from expected slower-than-planned growth in the segment’s technology and consulting businesses and the slow ramp up of the company’s Contigo direct-to-employer, high-value care network initiative.

•

Consolidated net revenue increases to a range of $1,235.0 billion to $1,284.0 billion, reflecting anticipated year-over-year growth of 1% to 5%, due to the anticipated strong Supply Chain Services segment revenue growth.

•

Non-GAAP adjusted EBITDA is affirmed at $566.0 million to $589.0 million, indicating anticipated year-over-year growth of 1% to 5%. This guidance range incorporates the expected negative impact of $11.0 million to $13.0 million due to expenses associated with the Acurity and Nexera acquisitions; specifically, non-cash amortization of the one-time payments the Acurity members by Greater New York Hospital Association and additional infrastructure costs associated with the acquired businesses.

•

Non-GAAP adjusted fully distributed earnings per share is affirmed at $2.76 to $2.89, indicating anticipated year-over-year growth of 4% to 9%. This guidance range incorporates the expected negative impact of $0.05 to $0.08 associated with the Acurity and Nexera acquisitions, as described above.

Premier Inc. FY’20 Q2 Results

Fiscal 2020 Financial Guidance *
Premier, Inc. updates full-year fiscal 2020 financial guidance, as follows:
	Current*		Previous
(in millions, except per share data)	FY 2020	% YoY Increase	FY 2020
Net Revenue:
Supply Chain Services segment	$895.0 - $930.0	5% - 9%	$872.0 - $907.0
Performance Services segment	$340.0 - $354.0	(6)% - (2)%	$359.0 - $373.0

Total Net Revenue	$1,235.0 - $1,284.0	1% - 5%	$1,231.0 - $1,280.0
Non-GAAP adjusted EBITDA	$566.0 - $589.0	1% - 5%	$566.0 - $589.0
Non-GAAP adjusted fully distributed EPS	$2.76 - $2.89	4% - 9%	$2.76 - $2.89

*

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted fully distributed earnings per share without unreasonable effort. This is due to two primary reasons:

•

Reasonable guidance cannot be provided for reconciling the adjustment of redeemable limited partners’ capital to redemption amount – historically the largest adjustment in the reconciliation from non-GAAP to GAAP amounts – due to the fact that the increase or decrease in this item is based on the change in the number of shares of Class B stock outstanding and change in stock price between quarters, which the company cannot predict, control or reasonably estimate.

•

Reasonable guidance cannot be provided for earnings per share attributable to stockholders because the ongoing quarterly member-owner exchange of Class B common stock and corresponding Class B units into shares of Class A common stock impacts the number of shares of Class A common stock outstanding each quarter, which the company cannot predict, control or reasonably estimate. Member owners have the right, but not the obligation, to exchange shares on a quarterly basis, and the company has the discretion to settle any exchanged shares for Class A common stock, cash, or a combination thereof, neither of which can be predicted, controlled or reasonably estimated at this time.

Conference Call

Premier management will host a conference call and live audio webcast on Tues., Feb. 4, 2020, at 8:00 a.m. ET, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. Those wanting to participate by phone may do so by dialing 844.296.7719 and providing the operator with conference ID number: 9961018. International callers should dial 574.990.1041 and provide the same passcode. The company encourages callers to dial in at least five minutes before the start of the call to register. The archived webcast will be accessible on Premier’s investor relations page.

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,000 U.S. hospitals and health systems and approximately 175,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors,

Premier Inc. FY’20 Q2 Results

management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results.

In addition, adjusted fully distributed net income and adjusted fully distributed earnings per share eliminate the variability of non-controlling interest as a result of member owner exchanges of Class B common units and corresponding Class B common stock into shares of Class A common stock and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (v) reflecting an adjustment for income tax expense on non-GAAP fully distributed net income before income taxes at the company’s estimated effective income tax rate. We define adjusted fully distributed earnings per share as adjusted fully distributed net income divided by diluted weighted average shares. These measures assist our board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash and non-recurring items, and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

EBITDA is defined as net income before loss from discontinued operations, net of tax, interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. For all Non-GAAP financial measures, we consider non-recurring items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic and financial restructuring expenses. Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Premier Inc. FY’20 Q2 Results

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and tax receivable agreement payments to limited partners and purchases of property and equipment. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments. Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2019.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to the current market environment and uncertainties, expected financial performance, non-GAAP free cash flow generation, share repurchases, if any, under our current and future stock repurchase program, the success of our incremental investments in growth opportunities, the statements related to fiscal 2020 outlook and guidance and the assumptions underlying such guidance, and the expected closing date and anticipated financial and operational impact of the acquisitions of the Acurity and Nexera businesses are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2019 as well as the Form 10-Q for the quarter ended Dec. 31, 2019, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Premier Inc. FY’20 Q2 Results

Contacts

Investor contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.879.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com

(Tables Follow)

Premier Inc. FY’20 Q2 Results

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Net revenue:
Net administrative fees	$172,114	$165,695	$344,517	$327,695
Other services and support	89,452	97,680	171,338	184,623

Services	261,566	263,375	515,855	512,318
Products	58,040	44,214	106,161	87,873

Net revenue	319,606	307,589	622,016	600,191
Cost of revenue:
Services	47,422	43,189	94,958	86,561
Products	52,819	44,762	96,294	84,529

Cost of revenue	100,241	87,951	191,252	171,090

Gross profit	219,365	219,638	430,764	429,101
Operating expenses:
Selling, general and administrative	86,093	105,345	200,022	206,862
Research and development	801	292	1,180	632
Amortization of purchased intangible assets	11,938	13,238	24,982	26,215

Operating expenses	98,832	118,875	226,184	233,709

Operating income	120,533	100,763	204,580	195,392
Equity in net income of unconsolidated affiliates	2,989	1,444	6,596	4,134
Interest and investment (loss) income, net	(359)	(859)	117	(1,547)
Gain on FFF put and call rights	30,222	10,850	22,383	7,567
Other income (expense)	2,747	(3,651)	3,009	(2,309)

Other income, net	35,599	7,784	32,105	7,845

Income before income taxes	156,132	108,547	236,685	203,237
Income tax expense	64,557	2,736	74,171	14,054

Net income from continuing operations	91,575	105,811	162,514	189,183
Income (loss) from discontinued operations, net of tax	614	(1,000)	1,004	(2,399)

Net income	92,189	104,811	163,518	186,784
Net income from continuing operations attributable to noncontrolling interest	(55,424)	(63,150)	(97,134)	(119,095)
Net (income) loss from discontinued operations attributable to noncontrolling interest	(280)	519	(477)	1,351

Net income attributable to non-controlling interest in Premier LP	(55,704)	(62,631)	(97,611)	(117,744)
Adjustment of redeemable limited partners’ capital to redemption amount	(480,153)	651,709	214,156	(56,484)

Net (loss) income attributable to stockholders	$(443,668)	$693,889	$280,063	$12,556

Calculation of GAAP (Loss) Earnings per Share

Numerator for basic (loss) earnings per share:
Net (loss) income from continuing operations attributable to stockholders	$(444,002)	$694,370	$279,536	$13,604
Net income (loss) from discontinued operations attributable to stockholders	334	(481)	527	(1,048)

Net (loss) income attributable to stockholders	$(443,668)	$693,889	$280,063	$12,556

Numerator for diluted (loss) earnings per share:
Net (loss) income from continuing operations attributable to stockholders	$(444,002)	$694,370	$279,536	$13,604
Adjustment of redeemable limited partners’ capital to redemption amount	—	(651,709)	(214,156)	—
Net income from continuing operations attributable to non-controlling interest in Premier LP	—	63,150	97,134	—

Net (loss) income from continuing operations	$(444,002)	$105,811	$162,514	$13,604
Tax effect on Premier, Inc. net income (b)	—	(12,779)	(22,941)	—

Adjusted net (loss) income from continuing operations	$(444,002)	$93,032	$139,573	$13,604

Net income (loss) from discontinued operations attributable to stockholders	$334	$(481)	$527	$(1,048)
Net income (loss) from discontinued operations attributable to non-controlling interest in Premier LP	—	(519)	477	—

Adjusted net income (loss) from discontinued operations	$334	$(1,000)	$1,004	$(1,048)

Adjusted net (loss) income	$(443,668)	$92,032	$140,577	$12,556

Denominator for basic (loss) earnings per share:
Weighted average shares	64,552	59,876	63,668	56,548

Denominator for diluted (loss) earnings per share:
Weighted average shares	64,552	59,876	63,668	56,548
Effect of dilutive securities:
Stock options	—	727	420	709
Restricted stock	—	278	250	327
Class B shares outstanding	—	72,791	60,493	—

Weighted average shares and assumed conversions	64,552	133,672	124,831	57,584

Basic (loss) earnings per share:
Basic (loss) earnings per share from continuing operations	$(6.88)	$11.60	$4.39	$0.24
Basic earnings (loss) per share from discontinued operations	0.01	(0.01)	0.01	(0.02)

Basic (loss) earnings per share attributable to stockholders	$(6.87)	$11.59	$4.40	$0.22

Diluted (loss) earnings per share:
Diluted (loss) earnings per share from continuing operations	$(6.88)	$0.70	$1.12	$0.24
Diluted earnings (loss) per share from discontinued operations	0.01	(0.01)	0.01	(0.02)

Diluted (loss) earnings per share attributable to stockholders	$(6.87)	$0.69	$1.13	$0.22

Premier Inc. FY’20 Q2 Results

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	December 31, 2019	June 30, 2019
Assets
Cash and cash equivalents	$111,570	$141,055
Accounts receivable (net of $680 and $739 allowance for doubtful accounts, respectively)	166,907	168,115
Contract assets	214,904	205,509
Inventory	52,713	51,032
Prepaid expenses and other current assets	28,718	23,765
Current assets of discontinued operations	—	24,568

Total current assets	574,812	614,044
Property and equipment (net of $408,995 and $359,235 accumulated depreciation, respectively)	199,970	205,108
Intangible assets (net of $219,921 and $197,858 accumulated amortization, respectively)	249,386	270,722
Goodwill	906,928	880,709
Deferred income tax assets	428,174	422,014
Deferred compensation plan assets	47,588	45,466
Investments in unconsolidated affiliates	116,200	99,636
Operating lease right-of-use asset	58,385	—
Other assets	34,719	31,868

Total assets	$2,616,162	$2,569,567

Liabilities, redeemable limited partners’ capital and stockholders’ deficit
Accounts payable	$53,265	$54,540
Accrued expenses	82,493	82,476
Revenue share obligations	146,243	137,359
Limited partners’ distribution payable	12,689	13,202
Accrued compensation and benefits	39,910	70,799
Deferred revenue	32,539	35,623
Current portion of tax receivable agreements	18,118	17,505
Current portion of long-term debt	50,739	27,608
Other liabilities	13,531	7,113
Current liabilities of discontinued operations	715	11,797

Total current liabilities	450,242	458,022
Long-term debt, less current portion	6,834	6,003
Tax receivable agreements, less current portion	321,507	326,607
Deferred compensation plan obligations	47,588	45,466
Deferred tax liabilities	14,078	4,766
Operating lease liability, less current portion	54,232	—
Other liabilities	50,194	67,683

Total liabilities	944,675	908,547

Redeemable limited partners’ capital	2,104,367	2,523,270
Stockholders’ deficit:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 66,870,026 shares issued and 66,189,222 shares outstanding at December 31, 2019 and 64,357,305 shares issued and 61,938,157 shares outstanding at June 30, 2019	669	644
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 55,581,646 and 64,548,044 shares issued and outstanding at December 31, 2019 and June 30, 2019, respectively	—	—
Treasury stock, at cost; 680,804 and 2,419,148 shares at December 31, 2019 and June 30, 2019, respectively	(23,718)	(87,220)
Additional paid-in-capital	—	—
Accumulated deficit	(409,831)	(775,674)

Total stockholders’ deficit	(432,880)	(862,250)

Total liabilities, redeemable limited partners’ capital and stockholders’ deficit	$2,616,162	$2,569,567

Premier Inc. FY’20 Q2 Results

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2019	2018
Operating activities
Net income	$163,518	$186,784
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(1,004)	2,399
Depreciation and amortization	74,895	67,947
Equity in net income of unconsolidated affiliates	(6,596)	(4,134)
Deferred income taxes	53,368	4,100
Stock-based compensation	11,479	13,687
Remeasurement of tax receivable agreement liabilities	(23,682)	—
Loss on disposal of long-lived assets	—	—
Gain on FFF put and call rights	(22,383)	(7,567)
Changes in operating assets and liabilities:
Accounts receivable, inventories, prepaid expenses and other assets	(5,752)	(14,708)
Contract assets	(9,346)	(38,570)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	(20,447)	(150)
Other operating activities	2,971	407

Net cash provided by operating activities from continuing operations	217,021	210,195
Net cash provided by operating activities from discontinued operations	10,028	2,114

Net cash provided by operating activities	$227,049	$212,309

Investing activities
Purchases of property and equipment	$(44,768)	$(47,109)
Acquisition of Stanson Health, Inc., net of cash acquired	—	(50,926)
Acquisition of Medpricer.com, Inc., net of cash acquired	(34,727)	—
Investments in unconsolidated affiliates	(10,165)	—
Proceeds from sale of assets	3,632	—
Other investing activities	251	(8,500)

Net cash used in investing activities from continuing operations	(85,777)	(106,535)
Net cash used in investing activities from discontinued operations	—	(180)

Net cash used in investing activities	$(85,777)	$(106,715)

Financing activities
Payments made on notes payable	$(2,045)	$—
Redemption of limited partner of Premier LP	—	(256)
Proceeds from credit facility	125,000	—
Payments on credit facility	(100,000)	—
Proceeds from exercise of stock options under equity incentive plan	5,998	12,123
Proceeds from issuance of Class A common stock under employee stock purchase plan	1,540	1,488
Repurchase of vested restricted units for employee tax-withholding	(8,358)	(8,030)
Distributions to limited partners of Premier LP	(26,901)	(30,458)
Payments to limited partners of Premier LP related to tax receivable agreements	(17,425)	(17,975)
Repurchase of Class A common stock (held as treasury stock)	(148,566)	(104,288)

Net cash used in financing activities	$(170,757)	$(147,396)

Net decrease in cash and cash equivalents	(29,485)	(41,802)
Cash and cash equivalents at beginning of year	141,055	152,386

Cash and cash equivalents at end of period	$111,570	$110,584

Premier Inc. FY’20 Q2 Results

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$217,021	$210,195
Purchases of property and equipment	(44,768)	(47,109)
Distributions to limited partners of Premier LP	(26,901)	(30,458)
Payments to limited partners under tax receivable agreements	(17,425)	(17,975)

Non-GAAP Free Cash Flow	$127,927	$114,653

Premier Inc. FY’20 Q2 Results

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Non-GAAP Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Net income from continuing operations	$91,575	$105,811	$162,514	$189,183
Interest and investment loss (income), net	359	859	(117)	1,547
Income tax expense	64,557	2,736	74,171	14,054
Depreciation and amortization	25,378	21,479	49,913	41,732
Amortization of purchased intangible assets	11,938	13,238	24,982	26,215

EBITDA	$193,807	$144,123	$311,463	$272,731
Stock-based compensation	7,838	7,680	11,690	13,913
Acquisition and disposition related expenses	2,835	1,896	8,976	2,933
Remeasurement of tax receivable agreement liabilities	(28,356)	—	(23,682)	—
Gain on FFF put and call rights	(30,222)	(10,850)	(22,383)	(7,567)
Other expense	2,503	95	2,597	460

Adjusted EBITDA	$148,405	$142,944	$288,661	$282,470

Income before income taxes	$156,132	$108,547	$236,685	$203,237
Equity in net income of unconsolidated affiliates	(2,989)	(1,444)	(6,596)	(4,134)
Interest and investment loss (income), net	359	859	(117)	1,547
Loss on disposal of long-lived assets	—	—	—	—
Gain on FFF put and call rights	(30,222)	(10,850)	(22,383)	(7,567)
Other (income) expense	(2,747)	3,651	(3,009)	2,309

Operating income	120,533	100,763	204,580	195,392
Depreciation and amortization	25,378	21,479	49,913	41,732
Amortization of purchased intangible assets	11,938	13,238	24,982	26,215
Stock-based compensation	7,838	7,680	11,690	13,913
Acquisition and disposition related expenses	2,835	1,896	8,976	2,933
Remeasurement of tax receivable agreement liabilities	(28,356)	—	(23,682)	—
Equity in net income of unconsolidated affiliates	2,989	1,444	6,596	4,134
Deferred compensation plan income (expense)	2,751	(4,235)	2,992	(2,899)
Other expense, net	2,499	679	2,614	1,050

Adjusted EBITDA	$148,405	$142,944	$288,661	$282,470

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$147,959	$135,026	$297,870	$271,336
Performance Services	29,967	37,100	50,343	67,675
Corporate	(29,521)	(29,182)	(59,552)	(56,541)

Adjusted EBITDA	$148,405	$142,944	$288,661	$282,470

Net (loss) income attributable to stockholders	$(443,668)	$693,889	$280,063	$12,556
Adjustment of redeemable limited partners’ capital to redemption amount	480,153	(651,709)	(214,156)	56,484
Net income attributable to non-controlling interest in Premier LP	55,704	62,631	97,611	117,744
(Income) loss from discontinued operations, net of tax	(614)	1,000	(1,004)	2,399
Income tax expense	64,557	2,736	74,171	14,054
Amortization of purchased intangible assets	11,938	13,238	24,982	26,215
Stock-based compensation	7,838	7,680	11,690	13,913
Acquisition and disposition related expenses	2,835	1,896	8,976	2,933
Remeasurement of tax receivable agreement liabilities	(28,356)	—	(23,682)	—
Gain on FFF put and call rights	(30,222)	(10,850)	(22,383)	(7,567)
Other expense	2,503	95	2,597	460

Non-GAAP adjusted fully distributed income before income taxes	122,668	120,606	238,865	239,191
Income tax expense on fully distributed income before income taxes	31,894	31,358	62,105	62,190

Non-GAAP Adjusted Fully Distributed Net Income	$90,774	$89,248	$176,760	$177,001

Premier Inc. FY’20 Q2 Results

Supplemental Financial Information

Reconciliation of GAAP EPS to Non-GAAP EPS on Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Net (loss) income attributable to stockholders	$(443,668)	$693,889	$280,063	$12,556
Adjustment of redeemable limited partners’ capital to redemption amount	480,153	(651,709)	(214,156)	56,484
Net income attributable to non-controlling interest in Premier LP	55,704	62,631	97,611	117,744
(Income) loss from discontinued operations, net of tax	(614)	1,000	(1,004)	2,399
Income tax expense	64,557	2,736	74,171	14,054
Amortization of purchased intangible assets	11,938	13,238	24,982	26,215
Stock-based compensation	7,838	7,680	11,690	13,913
Acquisition and disposition related expenses	2,835	1,896	8,976	2,933
Remeasurement of tax receivable agreement liabilities	(28,356)	—	(23,682)	—
Gain on FFF put and call rights	(30,222)	(10,850)	(22,383)	(7,567)
Other expense	2,503	95	2,597	460

Non-GAAP adjusted fully distributed income before income taxes	122,668	120,606	238,865	239,191
Income tax expense on fully distributed income before income taxes	31,894	31,358	62,105	62,190

Non-GAAP Adjusted Fully Distributed Net Income	$90,774	$89,248	$176,760	$177,001

Weighted average:
Common shares used for basic and diluted (loss) earnings per share	64,552	59,876	63,668	56,548
Potentially dilutive shares	579	1,005	670	1,036
Conversion of Class B common units	57,898	72,791	60,493	76,293

Weighted average fully distributed shares outstanding - diluted	123,029	133,672	124,831	133,877

GAAP (loss) earnings per share	$(6.87)	$11.59	$4.40	$0.22
Adjustment of redeemable limited partners’ capital to redemption amount	7.44	(10.88)	(3.36)	1.00
Net income attributable to non-controlling interest in Premier LP	0.86	1.05	1.53	2.08
(Income) loss from discontinued operations, net of tax	(0.01)	0.02	(0.02)	0.04
Income tax expense	1.00	0.05	1.16	0.25
Amortization of purchased intangible assets	0.18	0.22	0.39	0.46
Stock-based compensation	0.12	0.13	0.18	0.25
Acquisition and disposition related expenses	0.04	0.03	0.14	0.05
Remeasurement of tax receivable agreement liabilities	(0.44)	—	(0.37)	—
Gain on FFF put and call rights	(0.47)	(0.18)	(0.35)	(0.13)
Other expense	0.04	—	0.04	0.01
Impact of corporation taxes	(0.49)	(0.53)	(0.98)	(1.10)
Impact of dilutive shares	(0.66)	(0.83)	(1.34)	(1.81)

Non-GAAP EPS on Adjusted Fully Distributed Net Income	$0.74	$0.67	$1.42	$1.32

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